Exhibit 99.1

ITUS Extends Ownership Period and Changes Record Date for Stock Rights Offering

LOS ANGELES, CA – February 10, 2017: ITUS Corporation (“ITUS”) (NASDAQ: ITUS), a company using the power of the immune system for early cancer detection, is changing the Record Date for its current stock rights offering. The new Record Date will be Wednesday March 1, 2017. For new shareholders to be eligible for the rights offering, shareholders will need to purchase ITUS common stock by Friday, February 24, 2017.

Robert Berman, ITUS’s President and CEO stated, “We are changing the Record Date due to the recent increased level of interest in ITUS and because we are presenting at 3 major investor conferences over the next two weeks in the United States and Europe.”

ITUS’s board of directors has approved a rights offering for ITUS shareholders of up to $12,000,000. The rights offering will include the non-transferable right to purchase one (1) share of ITUS common stock, at a discount, for each share of ITUS common stock owned by shareholders on the ownership day of Friday, February 24, 2017. The discounted price will be the lesser of (i) twenty-five percent (25%) discount to the volume weighted average price for ITUS common stock for the five (5) trading day period through and including Wednesday, March 1, 2017 (the “Record Date”), subject to ITUS board approval and (ii) fifteen percent (15%) discount to the volume weighted average price for ITUS common stock for the five (5) trading day period through and including Friday, March 24, 2017. ITUS shareholders may elect to participate in the rights offering during the subscription period, which will begin on March 3, 2017, and is scheduled to end on March 24, 2017. The final discounted price will be announced on March 24, 2017 after market close and will be available on our website at www.ITUScorp.com.

Proceeds from the rights offering will be used for general working capital purposes, including the continued development of Cchek™, and to further strengthen the company’s balance sheet by reducing the company’s debt. Because the rights are not transferable, the rights cannot be sold, borrowed, assigned, or traded, and the only way to obtain the rights is to be a shareholder of record as of February 24, 2017.

The new calendar for the 2017 rights offering is as follows:

Friday, February 24

Ownership Day - last day to purchase ITUS common stock to receive rights (must purchase by 4:00 P.M. Eastern Time to become a shareholder on the Record Date).

Wednesday, March 1

Record Date (must own ITUS common stock to be eligible to receive rights); Maximum Price for rights offering is set.

Friday, March 3

Subscription Period begins.

Friday, March 24

Subscription Period ends at 5:00 P.M. Eastern Time (subject to extension of up to thirty (30) days at the discretion of the Company).

The company will announce any additional changes to the above schedule, and the company reserves the right to cancel the rights offering at any time prior to the closing of the rights offering. ITUS recommends that current ITUS shareholders consider notifying their broker or financial advisor about the upcoming rights offering to ensure they will maximize their ability to participate in the rights offering.

The rights offering will include an over subscription privilege, which will entitle each rights holder that exercises its basic subscription privilege the right to purchase additional shares of ITUS common stock that remain unsubscribed at the expiration of the rights offering.  Both the basic and over-subscription privileges are subject to proration.

Volume Weighted average pricing, commonly referred to as “VWAP”, is the average share price of a stock weighted against its trading volume within a particular time frame, which in this instance will be a trading day. VWAP will be calculated as the number of shares bought during a given day multiplied by the share price of each purchase, the product of which is divided by the total shares bought. For the convenience of our shareholders, ITUS will calculate and make available the applicable VWAP pricing referred to in the opening paragraph above.

The Company has hired MacKenzie Partners, Inc. as its information agent to assist shareholders with the transaction. Prior to the mailing of the prospectus, general information about rights offerings and answers to frequently asked questions will be made available on the Investor section ITUS website, as well as at 1(800)322-2885. Live operator telephone support to assist shareholders will also be available from 8 am to 9 pm Eastern standard time on weekdays and from 10 am to 6 pm on Saturdays.

Advisory Group Equity Services, Ltd, which is doing business as RHK Capital, will act as dealer manager for the rights offering. RHK Capital and Advisor Group Equity Services invite any broker dealers interested in participating in the rights offering to contact the syndicate department at itus@rhk.capital.

The information herein is not complete and is subject to change. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities. The offering can be made only by a final prospectus, including a prospectus supplement. Investors should consider investment objectives, risks, charges and expenses carefully before investing. The base prospectus included in the registration statement contains additional information about ITUS, and the prospectus supplement will contain additional information about the rights offering, and rights holders should read both carefully before exercising their rights and investing.

ITUS Corporation

ITUS funds, develops, acquires, and licenses emerging technologies in areas such as biotechnology. The Company is developing a platform called Cchek™, a series of non-invasive, blood tests for the early detection of solid tumor based cancers, which is based on the body’s immunological response to the presence of a malignancy. Additional information is available at www.ITUScorp.com.

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Forward-Looking Statements: Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect ITUS Corporation's current expectations concerning future events and results. We generally use the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “will” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in “Item 1A – Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended October 31, 2016 as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

ITUS Corporation: FOCUSED ON INNOVATION™

Contact: Dean Krouch

310-484-5184

dkrouch@ITUScorp.com